UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ZIMMER BIOMET HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4151777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 East Main Street Warsaw, Indiana	46580
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
1.164% Notes due 2027	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box:  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box:  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box:  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-229882

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Zimmer Biomet Holdings, Inc., a Delaware corporation (the “Company”), has filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus supplement dated November 8, 2019 (the “Prospectus Supplement”) to a Prospectus dated February 26, 2019 (the “Prospectus”), contained in the Company’s effective Registration Statement on Form S-3 (Registration No. 333-229882), which Registration Statement was filed with the Commission on February  26, 2019, relating to the securities to be registered hereunder. The Company incorporates by reference the Prospectus and the Prospectus Supplement to the extent set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder are the Company’s €500,000,000 1.164% Notes due 2027. The information required by this item is incorporated by reference to the information contained in the sections captioned “Description of the Notes” in the Prospectus Supplement and “Description of Debt Securities We May Offer” in the Prospectus.

Item 2. Exhibits.

4.1	Indenture, dated as of November 17, 2009, between Zimmer Holdings, Inc. (now known as Zimmer Biomet Holdings, Inc.) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 13, 2016).

4.2	Sixth Supplemental Indenture, dated as of November 15, 2019, between Zimmer Biomet Holdings, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed November 15, 2019).

4.3	Agency Agreement, dated as of November 15, 2019, by and among Zimmer Biomet Holdings, Inc., as issuer, Elavon Financial Services DAC, UK Branch, as paying agent, U.S. Bank National Association, as registrar and transfer agent, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed November 15, 2019).

4.4	Form of 1.164% Notes due 2027 (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 15, 2019

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary